Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated February 26, 2008 with respect to the consolidated financial statements of Gibraltar Private Bank & Trust Company which appears in the December 31, 2009 annual report on Form 10-K of Boston Private Financial Holdings, Inc. and to the reliance by KPMG LLP upon such report in its March 12, 2010 report on the consolidated financial statements of Boston Private Financial Holdings, Inc. as of December 31, 2009 and for each of the years in the three year period ended December 31, 2009 which also appears in the December 31, 2009 Annual Report on Form 10-K of Boston Private Financial Holdings, Inc.

/s/ Hacker, Johnson & Smith PA HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
June 21, 2010